Exhibit 99.1

Zynex Poised for New Future with Resolution of Federal Investigation

ENGLEWOOD, Colo., Feb. 17, 2026 — Zynex, Inc., today announced that it has resolved the federal government’s investigation into business practices designed and implemented by the company’s former executives. Under the non-prosecution agreement (NPA) signed today, the United States Attorney’s Office for the District of Rhode Island (USAO RI) has agreed not to pursue criminal charges against the company and not to require an independent compliance monitor going forward.

“The resolution we have achieved today represents the fulfillment of the commitments we made as a new management team when we arrived in August 2025: to break from the past, rebuild the company as compliant-by-design, and create a new future for the company, its customers, and employees,” said Steven Dyson, Chief Executive Officer. “Our customers and patients experience a very real benefit from our highly effective products, which has unfortunately been overshadowed by previous business practices. Our entire team has spent six months singularly focused on rebuilding every part of our organization to focus on what matters most: transparency, integrity, and compliance in everything we do so that our high-quality products are supported by high-quality operations.”

The USAO RI reached its non-prosecution decision in light of the company’s “extensive remedial measures,” the “internal controls [the management team] designed to detect and deter improper billing,” and the company’s cooperation with the investigation.

“We have completely overhauled our order-to-cash processes and implemented a rigorous corporate compliance program,” said John Bibb, Chief Legal Officer. “We have aggressively implemented remediation and controls in order to put the past behind us. By adopting well-accepted durable medical equipment (DME) operational and compliance best practices, we have set a strong foundation for the future. With today’s announcement, we have swiftly brought to close a series of investigations that began long before new management arrived.”

Since August 2025, new management has implemented significant changes to the company’s business practices, compliance program, and operational controls, including, among other items:

•	Complete redesign of supplies replenishment practices - requiring explicit and timely confirmation from patients that they need new supplies prior to shipment.
•	New order intake and fulfilment practices that operationalize medical necessity and payor requirements at the point of intake.
•	New controls that put a stop to billing practices designed to circumvent payor requirements, including unbundling of supplies. We now require and ensure strict adherence to payor billing guidelines.
•	New policies ensuring that our marketing activities are on-label and consistent with FDA expectations.

Zynex filed for a voluntary financial reorganization under Chapter 11 of the U.S. Bankruptcy Code on December 15, 2025, in the U.S. Bankruptcy Court for the Southern District of Texas, Houston division. With this resolution now in place, the company expects to emerge from Chapter 11 financial restructuring in the next few months.

About Zynex, Inc.

Zynex, founded in 1996, is a pain management device manufacturer and distributor. For additional information, visit: www.zynex.com.

Media Contact:

Britt Logan DiGiulio

Email: media@zynex.com

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